Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP Exhibit 99.2 For the quarter and year ended December 31, 2010 and 2009

	Quarters ended		Years ended
(in millions)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Reconciliation of Non-GAAP measure:
Net income	46.7	1.2	$106.7	$128.7
Income tax provision	46.3	32.2	122.8	110.7
Interest expense, net	47.5	37.3	177.8	147.5
Depreciation and amortization	39.8	35.9	142.8	130.3

Earnings before interest, taxes, depreciation and amortization (EBITDA)	180.3	106.6	550.1	517.2

Other adjustments:
Fair value adjustment to inventory	2.1	—	27.4	—
Acquisition related and other items	27.8	—	42.3	—
Reorganization, acquisition-related integration costs, net	—	29.2	—	48.5
Venezuela hyperinflationary and devaluation charge, net	(7.5)	—	70.6	—
Impairment of goodwill and other intangibles	0.7	22.9	19.7	22.9
Other adjustments, net	—	17.1	—	17.1

As Adjusted EBITDA	$203.4	$175.8	$710.1	$605.7

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange and acquisitions from year over year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth for the quarter ended December 31, 2010:

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	16.8%	—%	94.2%	18.0%	0.8%	20.9%
Foreign exchange impacts	1.3%	3.4%	(0.1%)	—%	—%	2.0%
Less: Acquisitions	(5.4%)	—%	(92.4%)	—%	—%	(15.6%)

Organic net sales growth	12.7%	3.4%	1.7%	18.0%	0.8%	7.3%